Exhibit 5.1

650 Page Mill Road Palo Alto, CA 94304-1050 PHONE 650.493.9300 FAX 650.493.6811 www.wsgr.com

August 4, 2015

Capnia, Inc.

3 Twin Dolphin Drive, Suite 160

Redwood City, CA 94065

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 (the “Registration Statement”), filed by Capnia, Inc. (the “Company”) with the Securities and Exchange Commission on even date herewith in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,167,394 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), of which 2,500,000 shares are reserved for issuance pursuant to a common stock purchase agreement dated July 24, 2015 (the “Purchase Agreement”), between the Company and Aspire Capital Fund, LLC (“Aspire Capital”).

We are acting as counsel for the Company in connection with the registration of Common Stock by the Company. In such capacity, we have examined the Purchase Agreement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

Based on the foregoing and in reliance thereon and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

(i) the 739,285 shares of Common Stock that have already been issued, of which (a) 71,891 shares are held by Aspire Capital, (b) 627,394 shares are held by BDF IV Annex Fund, L.P., Biotechnology Development Fund IV, L.P. Vivo Ventures Fund V, L.P., Biotechnology Development Fund II, L.P., Biotechnology Development Fund II, L.P., Biotechnology Development Fund IV Affiliates, L.P., Vivo Ventures V Affiliates Fund, LP, Ernest Mario, Ernest Mario 2008 Annuity Trust III and Mildred Mario 2008 Annuity Trust III and (c) 40,000 shares are held by George Tidmarsh, MD, PhD, are validly issued, fully paid and non-assessable; and

(ii) the 2,428,109 shares of Common Stock, when sold and issued by the Company to Aspire Capital in accordance with the terms of the Purchase Agreement, including receipt of the consideration therefore, will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of California and this opinion is limited solely to the federal laws of the United States of America and the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws).

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI Professional Corporation